Exhibit 99-B.4.18
[Specimen Copy]		Minimum Guaranteed
RELIASTAR		Income Benefit Rider
LIFE INSURANCE COMPANY
OF NEW YORK
A Stock Company
(HEREINAFTER CALLED WE, US AND OUR)

The Contract to which this Minimum Guaranteed Income Benefit Rider (this “Rider”) is attached is hereby modified by the provisions of this Rider. The Rider's provisions shall control when there is a conflict between this Rider and the Contract. Any capitalized terms not defined in this Rider shall have the meaning given to them in the Contract.

This Rider provides an option to receive a Minimum Guaranteed Income Benefit (“MGIB”) instead of the standard Annuity Payments payable under the Contract. The MGIB may only be exercised on certain specified Exercise Dates, as described below. This Rider has no Cash Surrender Value. Benefits provided and charges made under the terms and conditions of this Rider are described below. This Rider will remain in effect until terminated under the conditions described below.

                                                                         IMPORTANT TERMS

The Contract means the Contract to which this Rider is attached.

The term Credit is defined in the Contract or its Riders and Endorsements. If not defined in the Contract or its Riders and Endorsements, the Credit shall be zero.

A Determination Date is any date on which the applicable MGIB Ratchet Base is determined.
Determination Dates are defined in the Contract Schedule.

Eligible Premiums are premiums paid on or after the Rider date but within the Eligible Premium Time
Period as defined in the Contract Schedule.

An Exercise Date is any date on which the MGIB option can be exercised. Exercise Dates are defined in the Contract Schedule.

The MGIB is the minimum guaranteed income benefit provided in this Rider.

The Rider Date is the date this Rider becomes effective. The Rider Date is the same as the Contract Date unless a different Rider Date is shown in the Contract Schedule.

A Waiting Period is required before you may elect to receive the MGIB. The Waiting Period is the time period between the Rider Date and the first Exercise Date. The Waiting Period is shown in the Contract
Schedule.

                                                     INVESTMENT OPTION CLASSIFICATIONS

The following investment option classifications are used to determine the MGIB (as described below in the “Minimum Guaranteed Income Benefit Calculation”):

Covered Funds, applicable to this Rider and existing on the Rider Date, are any investment options not designated as Special Funds. We may classify newly available investment options as
Covered Funds. We may reclassify an existing investment option as a Covered Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option (s) after the date of change. While the
Rider is in effect, any investments in Fixed Allocation Funds are to be considered as Covered

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Funds for purposes of determining the applicable MGIB Rollup Base, as well as any applicable death benefit under the Contract.

Special Funds, applicable to this Rider and existing on the Contract Date, are defined in the
Contract Schedule. We may classify newly available investment options as Special Funds. We may reclassify an existing investment option as a Special Fund or remove such designation upon
30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change.

The following investment option classifications are used for the purpose of “MGIB Rebalancing” (as described below):

Accepted Funds, applicable to this Rider and existing on the Rider Date, are defined in the
Contract Schedule. We may classify newly available investment options as Accepted Funds. We may reclassify an existing investment option as an Accepted Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change.

Non-Accepted Funds, applicable to this Rider and existing on the Rider Date, are all investment options designated as Fixed Allocation Funds or Other Funds.

Fixed Allocation Funds, applicable to this Rider and existing on the Rider Date, are defined in the
Contract Schedule. We may classify newly available investment options as Fixed Allocation
Funds. We may reclassify an existing investment option as a Fixed Allocation Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change.

Other Funds, applicable to this Rider and existing on the Rider Date, are any investment options not designated as Accepted Funds or Fixed Allocation Funds. We may classify newly available investment options as Other Funds. We may reclassify an existing investment option as an Other
Fund or remove such designation upon 30 days notice to you. Such reclassification will apply to amounts transferred or otherwise added to such investment option(s) after the date of change.

                         MINIMUM GUARANTEED INCOME BENEFIT CALCULATION

The MGIB is calculated as follows:

(1) The MGIB Benefit Base (as defined below) on the Exercise Date, less any surrender charges and Premium Tax, multiplied by;
(2) The applicable MGIB Income Plan Factor (as defined below) on the Exercise Date.

MGIB Benefit Base Definition
The MGIB Benefit Base for determining the MGIB on the Exercise Date is the greater of (1) and (2), where:

(1) Is the lesser of the Maximum MGIB Rollup Base (as defined below) and the sum of (a) and (b)
     where:
     (a) is the MGIB Rollup Base for Covered Funds (as defined below); and
     (b) is the MGIB Rollup Base for Special Funds (as defined below).
(2) Is the MGIB Ratchet Base (as defined below).

Calculation of the MGIB Rollup Bases
Maximum MGIB Rollup Base
The Maximum MGIB Rollup Base is defined in the Contract Schedule. Any addition to the Accumulation
Value due to spousal continuation will have no effect on any of the MGIB Rollup Bases (as defined below)
or the Maximum MGIB Rollup Base. Partial Withdrawals will reduce the Maximum MGIB Rollup Base on a pro-rata basis.

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MGIB Rollup Base for Covered Funds
If this Rider is effective as of the Contract Date, the initial MGIB Rollup Base for Covered Funds is the initial premium plus any Credits, if applicable, allocated to Covered Funds. If this Rider is added to a
Contract after the Contract Date, the initial MGIB Rollup Base for Covered Funds is equal to the
Accumulation Value allocated to Covered Funds on the Rider Date. Thereafter, the MGIB Rollup Base
for Covered Funds is increased by Eligible Premiums paid and allocated to Covered Funds plus any
Credits thereon, if applicable, adjusted for any Partial Withdrawals (including applicable surrender charges and recapture of Credits) and transfers, accumulated for the calculation period at the “MGIB
Rollup Rate” (as described below).

MGIB Rollup Base for Special Funds
If this Rider is effective as of the Contract Date, the initial MGIB Rollup Base for Special Funds is the initial premium plus any Credits, if applicable, allocated to Special Funds. If this Rider is added to a
Contract after the Contract Date, the initial MGIB Rollup Base for Special Funds is equal to the
Accumulation Value allocated to Special Funds on the Rider Date. Thereafter, the MGIB Rollup Base for
Special Funds is increased by Eligible Premiums paid and allocated to Special Funds plus any Credits thereon, if applicable, adjusted for any Partial Withdrawals (including applicable surrender charges and recapture of Credits) and transfers. The MGIB Rollup Rate does not apply to the calculation of the MGIB
Rollup Base for Special Funds.

Effect of Transfers on the Applicable MGIB Rollup Base
Net transfers from Special Funds or Covered Funds will reduce the applicable MGIB Rollup Base on a pro-rata basis. This transfer adjustment is equal to (1) divided by (2) multiplied by (3), where:
             (1) Is the Accumulation Value transferred;
             (2) Is the Accumulation Value immediately prior to the transfer; and
             (3) Is the amount of the applicable MGIB Rollup Base immediately prior to the transfer.

Separate adjustments will apply to Covered Funds and Special Funds.

Net transfers from Special Funds to Covered Funds will result in a corresponding increase in the MGIB
Rollup Base for Covered Funds. The amount of such increase will equal the reduction in the MGIB
Rollup Base for Special Funds.

Net transfers from Covered Funds to Special Funds will result in a corresponding increase in the MGIB
Rollup Base for Special Funds. The amount of such increase will equal the reduction in the MGIB Rollup
Base for Covered Funds.

Effect of Partial Withdrawals on the Applicable MGIB Rollup Base
The applicable MGIB Rollup Base will be reduced by a pro-rata Partial Withdrawal adjustment
(including applicable surrender charges and recapture of Credits) each time a Partial Withdrawal is made. The pro-rata Partial Withdrawal adjustment is equal to (1) divided by (2), multiplied by (3), where:
             (1) Is the Accumulation Value withdrawn;
             (2) Is the Accumulation Value immediately prior to withdrawal; and
             (3) Is the amount of the applicable MGIB Rollup Base immediately prior to the Partial
                 Withdrawal.

Separate adjustments will apply to Covered Funds and Special Funds.

Pro-rata Partial Withdrawal adjustments may be greater or less than dollar-for-dollar Partial
Withdrawal adjustments and may therefore reduce the MGIB Rollup Base more or less quickly. Pro-rata
Partial Withdrawal adjustments will be greater or less than dollar-for-dollar Partial Withdrawal

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adjustments if the Accumulation Value prior to the Partial Withdrawal is less or greater than the MGIB
Rollup Base.

MGIB Rollup Rate
The MGIB Rollup Rate is defined in the Contract Schedule. The MGIB Rollup Rate will be set to zero on the earlier of (1) and (2); where:
             (1) Is the Contract Anniversary on which the Owner’s Attained Age equals the Maximum MGIB
                  Rollup Age defined in the Contract Schedule; and
             (2) Is the date the sum of the MGIB Rollup Base for Covered Funds and the MGIB Rollup Base
                  for Special Funds is equal to or would exceed the “Maximum MGIB Rollup Base” (as described above).

Calculation of the MGIB Ratchet Base~~s~~
If this Rider is effective as of the Contract Date, the MGIB Ratchet Base is the initial premium plus any
Credits, if applicable. If this Rider is added to a Contract after the Contract Date, the initial MGIB
Ratchet Base is equal to the Accumulation Value on the Rider Date. Thereafter, the MGIB Ratchet Base
is calculated as follows:
             (1) Start with the MGIB Ratchet Base from the most recent prior Determination Date.
             (2) Add to (1) any additional Eligible Premiums paid and any Credits thereon, if applicable, since the most recent prior Determination Date.
             (3) Subtract from (2) any Partial Withdrawal adjustments (including applicable surrender charges and recapture of Credits) for any Partial Withdrawals taken since the most recent prior Determination Date.
             (4) On a Determination Date that occurs on or prior to the date on which the Owner’s Attained
                  Age equals the Maximum MGIB Ratchet Age defined in the Contract Schedule, we set the
                  MGIB Ratchet Base equal to the greater of (3) or the Accumulation Value minus any fees and charges incurred as of such date. At any other time, the MGIB Ratchet Base is equal to (3).

For purposes of this calculation on the first Determination Date, the Rider Date is the “most recent prior
Determination Date.”

Effect of Partial Withdrawals on the MGIB Ratchet Base
The MGIB Ratchet Base will be reduced by a pro-rata Partial Withdrawal adjustment (including applicable surrender charges and recapture of Credits) each time a Partial Withdrawal is made. The pro-
rata Partial Withdrawal adjustment is equal to (1) divided by (2), multiplied by (3), where:
             (1) Is the Accumulation Value withdrawn;
             (2) Is the Accumulation Value immediately prior to withdrawal; and
             (3) Is the amount of the MGIB Ratchet Base immediately prior to the Partial Withdrawal.

Pro-rata Partial Withdrawal adjustments may be greater or less than dollar-for-dollar Partial
Withdrawal adjustments and may therefore reduce the MGIB Ratchet Base more or less quickly. Pro-
rata Partial Withdrawal adjustments will be greater or less than dollar-for-dollar Partial Withdrawal adjustments if the Accumulation Value prior to the Partial Withdrawal is less or greater than the MGIB
Ratchet Base.

                                                 MGIB REBALANCING

If, on any MGIB Rebalancing Date (as defined below) the Accumulation Value in Fixed Allocation Funds is less than the Minimum Fixed Allocation Fund Percentage (as defined in the Contract Schedule) of the total Accumulation Value in Non-Accepted Funds, we will automatically rebalance the Accumulation
Value allocated to Non-Accepted Funds to restore the Minimum Fixed Allocation Fund Percentage requirement.

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MGIB Rebalancing Dates are defined as the following:
             (1) Each Automatic MGIB Rebalancing Date as defined in the Contract Schedule;
             (2) The day any additional premiums are paid;
             (3) The day any transfer/reallocation among Fixed Allocation Funds or Other Funds occurs, whether automatic or specifically directed by you;
             (4) The day of any withdrawal from Fixed Allocation Funds or Other Funds; and
             (5) The day you elect the “Partial Annuity Benefit Option” (as described below).

Such rebalancing will occur, pro-rata, among Non-Accepted Funds and will be the last transaction processed on that date. No MGIB Rebalancing will occur if you are entirely invested in Accepted Funds.

                                                      MGIB CHARGE

The charge for this Rider (the “MGIB Charge”) will be deducted from the Contract’s Accumulation Value on each quarterly Contract Anniversary, in arrears, from the Accumulation Value in the Variable
Separate Account Divisions, in the same proportion that the Accumulation Value in each division bears to the total Accumulation Value in the Variable Separate Account. The MGIB Charge is a percentage of the
MGIB Charge Base (as defined below) on the date the MGIB Charge is deducted. The MGIB Charge in effect on the Rider Date is stated in the Contract Schedule. Charges for this Rider will not exceed the
MGIB Charge in effect on the Rider Date, but we may, at any time, charge less at our sole discretion.

The MGIB Charge Base is the greater of (1) and (2), where:
             (1) Is the lesser of the Maximum MGIB Rollup Base and the sum of (a) and (b) where:
                  (a) is the MGIB Rollup Base for Covered Funds; and
                  (b) is the MGIB Rollup Base for Special Funds; and
             (2) Is the the MGIB Ratchet Base.

If the Contract to which this Rider is attached is terminated by surrender, cancellation or application of the Contract’s Accumulation Value to an Annuity Option, the MGIB Charge for that portion of the current quarter completed will be deducted from the Contract’s Accumulation Value prior to termination of the Contract. Charges will be calculated using the MGIB Charge Base immediately prior to termination.

                                                   RIDER TERMINATION

This Rider will terminate immediately if any of the following events occur:
             (1) If the Contract to which this Rider is attached terminates.
             (2) If you die, unless the Contract is continued on the life of your spouse, in which case the Rider will continue with your surviving spouse as Owner.
             (3) If the Owner is not a natural person and the Annuitant dies.
             (4) If the Ownership of this Contract changes and the new Owner is other than the spouse of the previous Owner.
             (5) If the Accumulation Value is insufficient to pay the MGIB Charge.

This Rider has no surrender value or other non-forfeiture benefits upon termination. This Rider may not be cancelled by you unless the Contract is terminated.

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                                   MGIB ANNUITY PAYMENTS AND ANNUITY OPTIONS

Election of MGIB
The MGIB is a minimum periodic income. The MGIB will be paid monthly, unless you elect to receive it less frequently. You can elect to receive the MGIB on a monthly, quarterly, semi-annual, or annual basis.
If you elect to receive the MGIB, you must provide us satisfactory written election at our Customer
Service Center within the 30 days prior to an Exercise Date. Your election will become effective as of the
Exercise Date following receipt of your written election. On and after the Exercise Date that you elect to begin receiving the MGIB:
             (1) No other benefits under the Contract are payable;
             (2) No additional Premium Payments may be made under the Contract;
             (3) No further Rider charges will be deducted; and
             (4) All charges under the Contract will cease.

Partial Annuity Benefit Option
On any Exercise Date before the MGIB has been exercised, you may elect to apply the Partial Annuity
Benefit Percentage, as defined in the Contract Schedule, to any one of the MGIB Annuity Options
available. The Partial Annuity Benefit Percentage will then be used to determine the MGIB Annuity
Payments. Annuity Payments under this option will not be less than the Annuity Payments the Contract would otherwise provide using the same percentage of the Contract's Accumulation Value and the same
Annuity Option. The Contract's Accumulation Value will be reduced on a pro-rata basis and the reduction will be treated as a Partial Withdrawal under the Contract. Any subsequent exercise of the
MGIB must be for 100% of the MGIB Benefit Base remaining under the Rider.

Premium Taxes
Any premium taxes paid by us relating to premiums for the Contract will be deducted from the MGIB
Benefit Base prior to determining the amount of MGIB payable.

Notification
The Company will notify you of your options not less than 30 days prior to an Exercise Date.

MGIB Annuity Options
The following are the MGIB Annuity Options available:
             (1) Income for life (single life or joint with 100% survivor) with Period Certain. If you are age 74 or older on the Exercise Date, your Period Certain must be 6 years or less. If you are age 73 or younger on the Exercise Date, your Period Certain must be 10 years or less.
             (2) Any other Annuity Option offered by us in connection with the Rider on the Exercise Date.

For each option, we will issue a separate written agreement putting the Option into effect.

MGIB Income Plan Factors
MGIB Income Plan Factors are calculated using interest at a rate of 1.00% per annum and, where applicable, the Annuity 2000 Mortality Table with improvements based on Projection Scale G. The number of years of improvement using Scale G for a given age varies by duration and age when Annuity
Payments begin and is equal to the number of years since Annuity Payments began.

Monthly Income Plan Factors for certain ages are shown below. Factors shown are per $1000 of Rider proceeds applied to the Annuity Option. Income Plan Factors for other ages and/or payment frequencies are available upon request.

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Annuity Payments made under Option 1 will be paid for a minimum fixed period and for the life of the
Annuitant after such fixed period. If the Annuitant dies during such fixed period, payments will continue until the end of such fixed period.

MGIB Income Plan Factors for Option 1 vary by sex and age of the Annuitant on the Exercise Date that
MGIB payments begin. By age, we mean the Annuitant's age on his or her birthday nearest the Exercise
Date that Annuity Payments begin.

Table of Income for Life with Period Certain (Option 1)
Age	Male/Female 10 Year Certain	Male/Female 6 Year Certain
50	$2.75/2.53	$2.76/2.53
55	3.11/2.84	3.13/2.84
60	3.57/3.23	3.61/3.25
65	4.17/3.76	4.26/3.80
70	4.93/4.46	5.13/4.56
75		6.27/5.63
80		7.73/7.11
85		9.44/8.98
90		11.18/10.92

Signed;

[ /s/ Joy M. Benner ]

Secretary

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